Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces New Vice President of Business Development

BRENTWOOD, Tenn., (May 28, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced the appointment of David White as Vice President of Business Development.
Mr. White, age 31, came to Advocat from the Transaction Support Group of Ernst & Young, LLP where he assisted financial and strategic investors in evaluating and structuring transactions from January 2007 to May 2008. Prior to that, Mr. White held several management positions in finance in the healthcare industry. Mr. White graduated from Belmont University in Nashville in 2000.
Commenting on the appointment, Chief Executive Officer William R. Council, III said, “We are extremely pleased with the addition of David White to our management team. We created this new position to expand our capabilities and resources in our acquisition program. With his background in healthcare and finance, David will provide valuable assistance in identifying and evaluating acquisition candidates and other development opportunities.”
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
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